Exhibit 99.2

JAKKS Pacific Finalizes Terms of Private Convertible Senior Notes Financing

Wednesday June 4, 9:32 am ET

MALIBU, Calif., June 4 /PRNewswire-FirstCall/ — JAKKS Pacific, Inc. (Nasdaq: JAKK — News), a leading multi-brand company that designs and markets a broad range of toys and leisure products, announced today the definitive terms of its private, unregistered offering of Convertible Senior Notes. JAKKS is offering the Notes in the aggregate principal amount of $80 million, for resale in the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering provides the initial purchaser with a 13-day option to purchase an additional $18 million of notes to cover over-allotments.

If the offering is consummated, the Notes would bear interest at a rate of 45/8% and mature in 2023. Upon the occurrence of certain events, the Notes would be convertible into shares of JAKKS common stock at a conversion rate of 50 shares per $1,000 principal amount at issuance of the notes, which is equivalent to an initial conversion price of $20.00 per share (which reflects a conversion premium of 62.73% over the closing price of JAKKS common stock on June 3, 2003).

JAKKS may redeem the notes for cash at any time beginning June 15, 2010. Holders of the notes may require JAKKS to repurchase the notes held by them on June 15, 2010 for cash and on June 15, 2013 and June 15, 2018 for cash, shares of JAKKS common stock or any combination of cash and stock.

JAKKS intends to use the net proceeds from the offering to finance potential acquisitions of companies, licenses, brands and product lines for product development, for working capital and general corporate purposes.

The notes being offered and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre- School, Plush and Dolls. The products are sold under various brand names including Flying Colors®, Road Champs®, Remco®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite® and Color Workshop®. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment™ video games. For further information, visit www.jakkspacific.com .

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward- looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

For further information, please contact: Genna Goldberg of JAKKS Pacific, Inc., +1-310-455-6235; or John F. Mills of Integrated Corporate Relations, +1-562-256-7051, for JAKKS Pacific.